Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

BANK FIRST CORPORATION

and

CENTRE 1 BANCORP, INC.

Dated as of July 17, 2025

TABLE OF CONTENTS

Article I

THE MERGER

Section 1.01	The Merger.	2
Section 1.02	Articles of Incorporation and Bylaws; Officers and Directors.	2
Section 1.03	Bank Merger.	2
Section 1.04	Effective Time; Closing.	3
Section 1.05	Additional Actions.	3
Section 1.06	Reservation of Right to Revise Structure.	3

Article II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Article III

REPRESENTATIONS AND WARRANTIES OF Centre

i

Article IV

REPRESENTATIONS AND WARRANTIES OF BFC

Article V

COVENANTS

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01	Conditions to Obligations of the Parties to Effect the Merger.	65
Section 6.02	Conditions to Obligations of Centre.	66
Section 6.03	Conditions to Obligations of BFC.	67
Section 6.04	Frustration of Closing Conditions.	68

Article VII

TERMINATION

Section 7.01	Termination.	68
Section 7.02	Termination Fee.	71
Section 7.03	Effect of Termination.	72

Section 7.04	Attorneys’ Fees.	72

Article VIII

DEFINITIONS

Section 8.01	Definitions.	72

Article IX

MISCELLANEOUS

Exhibit A – Form of Centre Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D – Form of Claims Letter

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of July 17, 2025 by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre” and, together with BFC, the “Parties” and each a “Party”).

R E C I T A L S

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which Centre will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFC (the “Merger”), with BFC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, as a condition to the willingness of BFC to enter into this Agreement, each of the directors, executive officers and certain shareholders of Centre have entered into voting agreements (each a “Centre Voting Agreement” and collectively, the “Centre Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BFC, pursuant to which each such Person has agreed, among other things, to vote the Centre Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Centre Voting Agreements;

WHEREAS, BFC owns 100% of the issued and outstanding common stock of Bank First, N.A., a national banking association (“Bank First”);

WHEREAS, Centre owns 100% of the issued and outstanding common stock of The First National Bank and Trust Company, a national banking association (“First National Bank”);

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

Section 1.01 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time, Centre shall merge with and into BFC pursuant to the terms of this Agreement. BFC shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of Centre shall cease.

Section 1.02 Articles of Incorporation and Bylaws; Officers and Directors.

(a)       At the Effective Time, the articles of incorporation of BFC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such articles of incorporation. The bylaws of BFC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

(b)       Subject to Section 5.20, (i) the directors and officers of BFC in office immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Entity in accordance with the bylaws of the Surviving Entity, and (ii) the directors and officers of Bank First in office immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with applicable Law and the governing documents applicable to the Surviving Entity.

Section 1.03 Bank Merger.

Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, First National Bank shall be merged with and into Bank First (the “Bank Merger”) in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Bank First and First National Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of this Agreement. Each of BFC and Centre shall also approve the Bank Plan of Merger in its capacity as the sole shareholder of Bank First and First National Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, First National Bank shall continue to operate under its name; provided that prior to any such election, BFC shall (a) reasonably consult with Centre and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 1.04 Effective Time; Closing.

(a)       Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger in accordance with applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the WDFI-Corporations, as provided in the WBCL, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be at such date and time as the Parties may mutually agree, but in no event later than January 1, 2026, subject to the satisfaction of the conditions set forth in Article VI.

(b)       The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day prior to the Effective Time (such date, the “Closing Date”) by electronic means or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to BFC and Centre the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.

Section 1.05 Additional Actions.

If, at any time after the Effective Time, BFC shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Centre and its Subsidiaries and their respective current and former officers and directors shall be deemed to have granted to BFC and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of BFC and its Subsidiaries, as applicable, are authorized in the name of Centre and its Subsidiaries or otherwise to take any and all such actions.

Section 1.06 Reservation of Right to Revise Structure.

BFC may at any time, without the approval of Centre, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to the Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of the Holders in connection with the Merger or (iv) require submission to or approval of Centre’s shareholders after the plan of merger set forth in this Agreement has been approved by Centre’s shareholders. In the event BFC elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

Article II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of Centre:

(a)       Each share of BFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)       Each share of Centre Common Stock (i) held as treasury stock or (ii) owned directly by BFC, Centre or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of employees or customers or otherwise held in fiduciary or agency capacity that are beneficially owned by third parties, or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “Centre Cancelled Shares”).

(c)       Notwithstanding anything in this Agreement to the contrary, all shares of Centre Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Subchapter XIII of the WBCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”). The Holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) instead shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the WBCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such Holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the WBCL and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such Holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of Centre Common Stock under the applicable provisions of the WBCL. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the WBCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. Centre shall give BFC (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Centre Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCL and received by Centre relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCL. Centre shall not, except with the prior written consent of BFC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of Centre Common Stock for which dissenters’ rights have been perfected shall be returned to BFC upon demand.

(d)       Subject to Section 2.05 regarding fractional shares, each share of Centre Common Stock (excluding Dissenting Shares and Centre Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive 0.9200 shares (the “Exchange Ratio”) of BFC Common Stock (the “Merger Consideration”).

Section 2.02 Adjustment of Merger Consideration for Tangible Book Value.

(a)       If Centre Tangible Book Value (as defined and calculated below) as of the Closing Date is less than the Minimum Tangible Book Value, then the aggregate Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Minimum Tangible Book Value minus (B) Centre Tangible Book Value on the Closing Date, and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount.

(b)       For purposes of this Agreement, “Centre Tangible Book Value” means the consolidated shareholders’ equity of Centre and all of its Subsidiaries determined in accordance with GAAP consistently applied for past periods, excluding any effects of interest rate changes to Centre’s securities portfolio, on a consolidated basis with First National Bank, whether upward or downward, from June 30, 2025; provided, however, that (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.14), including, but not limited to, the termination of any data processing contract following the Closing Date; (iv) amounts payable upon a change in control event under any Centre Material Contract; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Centre or First National Bank and any other Person, including the termination of such agreements, if the payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement; (vi) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; and (vii) the amount of any additional accruals or costs (to the extent not already accrued) to fully fund and liquidate any Centre Benefit Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by BFC pursuant to Section 5.11, will not reduce or impact the calculation of Centre Tangible Book Value for purposes of this Section; provided further, that adjustments to the calculation of Centre Tangible Book Value with respect to (i)-(vii) shall be mutually determined by Centre and BFC in good faith. All such excluded amounts shall also be determined in accordance with GAAP, and capped by an amount equal to 125% of the total gross amount set forth in Centre Disclosure Schedule 3.35; provided, however, that data processing contract termination and de-conversion fees shall not be subject to such cap. For the avoidance of doubt, Centre Tangible Book Value shall be reduced dollar for dollar by the amount of any dividend or other distribution by Centre declared or paid on or after the date of this Agreement and prior to or on the Closing Date, as well as any payments made by Centre or First National Bank to service its outstanding debt and trust preferred securities.

(c)       A calculation of Centre Tangible Book Value as of June 30, 2025, which assumes a Closing Date on or before January 1, 2026, including detailed adjustments as set forth in Section 2.02(b) is set forth in Centre Disclosure Schedule 2.02(c) (the “Estimated Closing Statement”). Within ten (10) Business Days of the end of each calendar month, Centre shall prepare a sample calculation of Centre Tangible Book Value as of the end of such calendar month (calculated in accordance with Section 2.02(b)) and provide such sample calculation to BFC for the Parties to discuss in good faith. As of a date that is not less than ten (10) Business Days prior to the intended Closing Date (the “Calculation Date”), Centre shall prepare in good faith and deliver to BFC an updated closing statement derived from the latest available financial information of Centre, adjusted for projections through the Closing Date and reflecting Centre Tangible Book Value as set forth in Section 2.02(b) (such statement, together with all backup schedules and information as may be requested by BFC, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Estimated Closing Statement. If BFC does not object in writing to the Final Closing Statement within five (5) Business Days after the date Centre submits such calculation to BFC, the Final Closing Statement shall be deemed to be accepted by BFC and shall constitute the final calculation of Centre Tangible Book Value at the Closing Date, subject only to any further changes mutually agreed upon by both Centre and BFC. If BFC timely objects in writing to the Final Closing Statement and the Parties are unable to resolve any dispute related to the calculations set forth in the Final Closing Statement within five (5) Business Days after the date Centre submits such calculation to BFC, then Centre and BFC shall submit the calculation of Centre Tangible Book Value at the Closing Date to an accounting firm independent from both BFC and Centre as shall be mutually agreed in writing by the Parties for review and resolution of any and all matters related to the calculation which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Centre Tangible Book Value by the independent accounting firm shall be consistent with and in accordance with Section 2.02(b)) and shall furnish such resolution in writing to Centre and BFC as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Centre and BFC, absent manifest error or fraud. The resolution reached by the Parties or the independent accounting firm in accordance with this Section 2.02(c) will constitute the final calculation of the Centre Tangible Book Value at the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by Centre and BFC.

Section 2.03 Centre Stock-Based Awards.

(a)       At the Effective Time, each option to purchase Centre Common Stock granted under a Centre Stock Plan (a “Centre Option”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall fully vest (to the extent not vested) and be canceled, automatically and without any required action on the part of the holder thereof, and be converted into the right to receive an amount of cash equal to the product of (A) the excess, if any, of (1) the product of (x) the Exchange Ratio, multiplied by (y) the BFC Common Stock Price (the “Per Share Cash Equivalent Consideration”), over (2) the per share exercise price of the Centre Option prior to the Effective Time, multiplied by (B) the number of shares of Centre Common Stock subject to such Centre Option prior to the Effective Time, rounding up to the nearest cent. Any Centre Option with an exercise price that equals or exceeds the Per Share Cash Equivalent Consideration shall be canceled with no consideration being paid to the option holder with respect to such Centre Option. All amounts payable pursuant to this Section 2.03(a) to the holders of Centre Options shall be paid as soon as practicable after, and in any event within five (5) Business Days following, the Effective Time, without interest and shall be less applicable tax withholdings.

(b)       Immediately prior to the Effective Time, each award of performance-based restricted stock units granted under a Centre Stock Plan (a “Centre PBRSU Award”) which is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be settled and be converted into the right to receive the Merger Consideration with respect to the total number of shares of Centre Common Stock subject to such Centre PBRSU as of immediately prior to the Effective Time (assuming target level performance). Such Merger Consideration shall be delivered without interest and shall be less applicable tax withholdings.

(c)       Immediately prior to the Effective Time, each award of time-based restricted stock units granted under a Centre Stock Plan (a “Centre TBRSU” and, together with the Centre Options and the Centre PBRSU, the “Centre Stock Awards”) which is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be settled and be converted into the right to receive the Merger Consideration with respect to the total number of shares of Centre Common Stock subject to such Centre TBRSU as of immediately prior to the Effective Time. Such Merger Consideration shall be delivered without interest and shall be less applicable tax withholdings.

(d)       At the Effective Time, the Centre Stock Plans, the Centre Stock Awards and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Centre shall be of no further force and effect.

(e)       Prior to the Effective Time, Centre, the board of directors of Centre and the compensation committee of the board of directors of Centre, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Centre Stock Awards pursuant to this Section 2.03. Centre shall take all actions necessary to ensure that, from and after the Effective Time, neither BFC nor any of its Subsidiaries will be required to deliver shares of BFC Common Stock or other capital stock of Centre to any person pursuant to or in settlement of the Centre Stock Awards.

Section 2.04 Rights as Shareholders; Stock Transfers.

At the Effective Time, all shares of Centre Common Stock, when converted in accordance with Section 2.01(d), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Centre Common Stock, the Merger Consideration and any cash in lieu of fractional shares of BFC Common Stock in accordance with this Article II. At the Effective Time, Holders of Centre Common Stock shall cease to be, and shall have no rights as, shareholders of Centre, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of Centre shall be closed, and there shall be no registration of transfers on the stock transfer books of Centre of shares of Centre Common Stock.

Section 2.05 Fractional Shares.

Notwithstanding any other provision hereof, no fractional shares of BFC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, BFC shall pay or cause to be paid to each Holder who would otherwise receive a fractional share of BFC Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in BFC Common Stock to which such Holder would otherwise be entitled by the BFC Common Stock Price.

Section 2.06 Plan of Reorganization.

It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.07 Exchange Procedures.

BFC shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to commence mailing and delivery to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.08 Deposit and Delivery of Merger Consideration.

(a)       Prior to the Effective Time, BFC shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of BFC Common Stock (or otherwise issue an instruction letter regarding the issuance of the Merger Consideration in book entry to Holders) and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.05, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and BFC, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder that such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Centre Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFC or the Exchange Agent.

(b)       Any portion of the Exchange Fund that remains unclaimed by the shareholders of Centre for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to BFC. Any shareholders of Centre who have not theretofore complied with this Section 2.08 shall thereafter look only to BFC for the Merger Consideration, any cash in lieu of fractional shares of Centre Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of Centre Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Centre Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFC Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the Law of abandoned property and any other applicable Law, become the property of BFC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. BFC and the Exchange Agent shall be entitled to rely upon the stock transfer books of Centre to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Centre Common Stock represented by any Certificate or Book-Entry Share, BFC and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)       BFC or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as BFC is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by BFC or the Exchange Agent, as applicable.

Section 2.09 Rights of Certificate Holders after the Effective Time.

(a)       All shares of BFC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFC in respect of the BFC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFC Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFC Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the Certificates representing whole shares of BFC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFC Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For the avoidance of doubt, Holders shall not have any right to participate in any dividends or other distributions declared by BFC in respect of the BFC Common Stock if the record date of such dividend or distribution is prior to the Effective Time.

(b)       In the event of a transfer of ownership of a Certificate representing Centre Common Stock that is not registered in the stock transfer records of Centre, the proper amount of cash and/or shares of BFC Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Centre Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of BFC that the Tax has been paid or is not applicable.

Section 2.10 Anti-Dilution Provisions.

If the number of shares of BFC Common Stock or Centre Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give Holders of Centre Common Stock the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no adjustment shall be made with regard to BFC Common Stock if (i) BFC issues additional shares of BFC Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) BFC issues employee or director stock grants or similar equity awards pursuant to a BFC benefit plan.

Article III

REPRESENTATIONS AND WARRANTIES OF Centre

Except as set forth in the disclosure schedule delivered by Centre to BFC prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “Centre Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Centre Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Centre that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Centre and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Centre hereby represents and warrants to BFC as follows:

Section 3.01 Organization and Standing.

Each of Centre and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to Centre. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in Centre Disclosure Schedule 3.01.

Section 3.02 Capital Stock.

(a)       The authorized capital stock of Centre consists of 2,000,000 shares of Centre Common Stock and 100,000 shares of Centre Preferred Stock. As of the date hereof, there are 1,476,333 shares of Centre Common Stock and no shares of Centre Preferred Stock issued and outstanding, and an additional 45,895 shares of Centre Common Stock held as treasury stock. As of the date hereof, there are 15,000 shares of restricted stock or outstanding options or warrants to purchase Centre Common Stock. There are no shares of Centre Common Stock held by any of Centre’s Subsidiaries. Centre Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of Centre, of each Holder, and the number of shares of Centre Common Stock held by each such Holder. The issued and outstanding shares of Centre Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Centre shareholder. All shares of Centre’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)       Except as set forth in Centre Disclosure Schedule 3.02(b), there are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Centre or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Centre or any of Centre’s Subsidiaries or obligating Centre or any of Centre’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Centre or any of Centre’s Subsidiaries other than those listed in Centre Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of Centre or any of Centre’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Centre Common Stock or capital stock of any of Centre’s Subsidiaries or any other securities of Centre or any of Centre’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the Centre Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Centre’s capital stock and there are no agreements or arrangements under which Centre is obligated to register the sale of any of its securities under the Securities Act.

(c)       Centre Disclosure Schedule 3.02(c) sets forth a list of all repurchases by Centre of Centre Common Stock since January 1, 2022, including the date of such repurchase, the number, class and series of the shares repurchased, and the price at which Centre executed such repurchase. All such repurchases were conducted by Centre in material compliance with applicable Laws. To the Knowledge of Centre, all Affiliates of Centre have, since January 1, 2022, conducted purchases and sales of Centre Common Stock in material compliance with applicable Laws.

(d)       Centre Disclosure Schedule 3.02(d) sets forth a listing of all agreements to which Centre is a party that provide Holders of Centre Common Stock with rights as Holders of Centre Common Stock that are in addition to those provided by Centre’s articles of incorporation, Centre’s bylaws, or by applicable Law (each, a “Centre Investor Agreement”). Each Centre Investor Agreement is valid and binding on Centre and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that Centre hereby represents and warrants that, to its Knowledge, each Centre Investor Agreement is duly executed by all such parties), subject to the Enforceability Exception. Centre is not in default under any Centre Investor Agreement and there has not been any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

Section 3.03 Subsidiaries.

(a)       Centre Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of Centre, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by Centre. Except as set forth in Centre Disclosure Schedule 3.03(a), (i) Centre owns, directly or indirectly, all of the issued and outstanding equity securities of each Centre Subsidiary, (ii) no equity securities of any of Centre’s Subsidiaries are or may become required to be issued (other than to Centre) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Centre or a wholly-owned Subsidiary of Centre), (iv) there are no contracts, commitments, understandings or arrangements relating to Centre’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by Centre, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Centre or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws.

(b)       Centre 1 Capital Trust I is a Subsidiary of Centre, the common securities of which are wholly owned by Centre, formed for the purpose of issuing “trust preferred securities.” The proceeds from the sale of the securities and the issuance of the common stock by the trust was invested in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debt”) issued by Centre, which are the sole assets of such trust. Centre has performed all of the obligations required to be performed by it and is not in default under the terms of such Junior Subordinated Debt or such trust preferred securities or any agreements related thereto. The Junior Subordinated Debt (i) is not convertible into Centre Common Stock, (ii) carries no voting rights with respect to any Centre Common Stock and (iii) contains no dividend limitation provisions upon Centre Common Stock except in the event of default or in the event of deferral of the payments due thereon. Except as set forth in Centre Disclosure Schedule 3.03(b), neither Centre nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

(c)       Except as set forth in Centre Disclosure Schedule 3.03(c), neither Centre nor any of Centre’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than First National Bank. Except as set forth in Centre Disclosure Schedule 3.03(c), neither Centre nor any of Centre’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.04 Corporate Power; Minute Books.

(a)       Centre and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, and Centre has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Centre Shareholder Approval.

(b)       Centre has made available to BFC a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of Centre and each of its Subsidiaries, the minute books of Centre and each of its Subsidiaries for the three (3) years preceding the date of this Agreement, and the stock ledgers of Centre and each of its Subsidiaries. Neither Centre nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of Centre and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Centre and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Centre and each of its Subsidiaries.

Section 3.05 Corporate Authority.

Subject only to the receipt of the Requisite Centre Shareholder Approval at the Centre Meeting, this Agreement and the transactions contemplated hereby, have been authorized by all necessary corporate action of Centre and the board of directors of Centre on or prior to the date hereof. The board of directors of Centre has directed that this Agreement be submitted to Centre’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite Centre Shareholder Approval in accordance with the WBCL and Centre’s articles of incorporation and bylaws, no other vote or action of the shareholders of Centre is required by Law, the articles of incorporation or bylaws of Centre or otherwise to approve this Agreement and the transactions contemplated hereby. Centre has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BFC, this Agreement is a valid and legally binding obligation of Centre, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”)).

Section 3.06 Regulatory Approvals; No Defaults.

(a)       No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Centre or any of its Subsidiaries in connection with the execution, delivery or performance by Centre of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the OCC, and applicable state banking agencies, the Wisconsin Department of Financial Institutions and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the OCC, the WDFI-Banking or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BFC Common Stock pursuant to this Agreement (the “BFC Common Stock Issuance”) and approval of listing of such BFC Common Stock on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite Centre Shareholder Approval and as set forth in Centre Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Centre do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of Centre or any of its respective Subsidiaries, (2) violate any Law applicable to Centre or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on Centre or could reasonably be expected to result in a financial obligation or penalty in excess of $100,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Centre or any of its Subsidiaries or to which Centre or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except with regards to clauses (3) and (4) as would not reasonably be expected to have a Material Adverse Effect on Centre or result in a material financial penalty.

(b)       As of the date hereof, Centre has no Knowledge of any reason (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.07 Financial Statements; Internal Controls.

(a)       Centre has previously delivered or made available to BFC copies of Centre’s (i) annual consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2022, 2023 and 2024, accompanied by the audit reports of Forvis Mazars, LLP, independent registered accountants (collectively, the “Annual Financial Statements”) and (ii) interim consolidated financial statements (including the related notes and schedules thereto) for the three months ended March 31, 2025 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Centre and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Interim Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Centre) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Annual Financial Statements). No financial statements of any entity or enterprise other than Centre’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of Centre. Since December 31, 2022, neither Centre nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2022. True, correct and complete copies of the Financial Statements are set forth in Centre Disclosure Schedule 3.07(a).

(b)       To the Knowledge of Centre, the financial statements contained in the Consolidated Reports of Condition and Income (the “Call Reports”) of First National Bank for the periods ended on or after December 31, 2022, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of First National Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments, in compliance with the rules and regulations of applicable federal banking authorities. The financial statements contained in the Call Reports of First National Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of First National Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of First National Bank for the respective periods set forth therein, subject to year-end adjustments, in compliance with the rules and regulations of applicable federal banking authorities.

(c)       The records, systems, controls, data and information of Centre and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Centre or its Subsidiaries or accountants (including all means of access thereto and therefrom). Centre and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Centre has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of Centre (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Centre’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Centre’s internal control over financial reporting. Centre has made available to BFC a summary of any such disclosure made by management to the auditor and/or audit committee of BFC or any Subsidiary.

(d)       Except as set forth in Centre Disclosure Schedule 3.07(d), since December 31, 2022, neither Centre nor any of its Subsidiaries nor, to Centre’s Knowledge, any director, officer, employee, auditor, accountant or representative of Centre or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the integrity of the Financial Statements, any financial statements of any Subsidiary of Centre, including the Call Reports, the accounting or auditing practices, procedures, methodologies or methods of Centre or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Centre or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Centre or any of its Subsidiaries, whether or not employed by Centre or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Centre or any of its officers, directors, employees or agents to the board of directors of Centre or any committee of the board of directors or, to Centre’s Knowledge, to any director or officer of Centre. To Centre’s Knowledge, there has been no instances of fraud by Centre or any of its Subsidiaries, whether or not material.

(e)       The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by Centre and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2022, neither Centre nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. Except for (i) those liabilities that are fully reflected or reserved for in the Financial Statements, (ii) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2022 in amounts consistent with past practice, (iii) liabilities that have been discharged or paid in full before the Closing Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, to the Knowledge of Centre, neither Centre nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i)-(iv), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Centre.

(f)       The Financial Statements to be prepared by Centre after the date of this Agreement and prior to the Closing (i) will be true, accurate and complete in all material respects, (ii) will be prepared from, and in accordance with, the books and records of Centre and its Subsidiaries, (iii) will be prepared in accordance with GAAP, consistently applied and (iv) will fairly present in all material respects the consolidated financial condition, results of operations, changes in shareholders’ equity and cash flows of Centre and its Subsidiaries as of the respective dates and for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes in the case of unaudited Interim Financial Statements.

(g)       The independent registered public accounting firm that audited the Annual Financial Statements is, and has been throughout the periods covered by such financial statements, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, such accounting firm has not resigned or been dismissed as a result of or in connection with any disagreement with Centre on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.08 Regulatory Reports.

Since January 1, 2022, Centre and its Subsidiaries have timely filed with the SEC, FRB, OCC, FDIC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such required reports, forms, schedules, registration statements, and other documents or pay such fees and assessments has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Centre, and such reports and other documents were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Centre or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of Centre, threatened an investigation into the business or operations of Centre or any of its Subsidiaries since January 1, 2022. Subject to Section 9.11, (i) there is no material and no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by or relating to any examinations or inspections by any such Governmental Authority of Centre or any of its Subsidiaries, and (ii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Centre or any of its Subsidiaries since January 1, 2022.

Section 3.09 Absence of Certain Changes or Events.

Except as set forth in Centre Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2024, (a) Centre and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Centre, and (c) neither Centre nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section 5.01(z).

Section 3.10 Legal Proceedings.

(a)       There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of Centre, threatened against Centre or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which Centre or any of its Subsidiaries or any of their current or former director or executive officer is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)       Subject to Section 9.11, there is no material injunction, order, judgment or decree or regulatory restriction imposed upon Centre or any of its Subsidiaries, or the assets of Centre or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither Centre nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of Centre or any of Centre’s Subsidiaries.

Section 3.11 Compliance with Laws.

(a)       Centre and each of its Subsidiaries is, and has been since January 1, 2022, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither Centre nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. Since January 1, 2022, neither Centre nor any of its Subsidiaries has been advised by any Governmental Authority of any material deficiencies or concerns in respect of its compliance with applicable Laws.

(b)       Centre and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Centre’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)       Neither Centre nor any of its Subsidiaries has received, since January 1, 2022, written or, to Centre’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of Centre or its Subsidiaries.

Section 3.12 Centre Material Contracts; Defaults.

(a)       Centre Disclosure Schedule 3.12(a) lists all agreements, contracts, arrangements, commitments or understandings (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of Centre or any of its Subsidiaries to indemnification from Centre or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of Centre or its respective Subsidiaries; (iii) related to the borrowing by Centre or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by Centre or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice or involves the payment of more than $100,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Centre or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of Centre or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which Centre or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (each such contract, arrangement, commitment or understanding, a “Centre Material Contract”). Centre has previously made available to BFC true, complete and correct copies of each such Centre Material Contract, including any and all amendments and modifications thereto. All indebtedness for borrowed money of Centre or any of its Subsidiaries is prepayable without penalty or premium, except as set forth in Centre Disclosure Schedule 3.12(a).

(b)       (i) Each Centre Material Contract is valid and binding on Centre and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that Centre hereby represents and warrants that, to its Knowledge, each Centre Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to Centre; (ii) Centre, each of its Subsidiaries and, to the Knowledge of Centre, each of the other parties thereto has in all material respects performed all obligations required to be performed by such party to date under each Centre Material Contract; and (iii) neither Centre nor any of its Subsidiaries is in default under any Centre Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by Centre or any of its Subsidiaries is currently outstanding.

(c)       Centre Disclosure Schedule 3.12(c) sets forth a true and complete list of all Centre Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by Centre of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.13 Agreements with Regulatory Agencies.

Subject to Section 9.11, neither Centre nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “Centre Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of Centre’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Centre or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any Centre Regulatory Agreement. To Centre’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Centre or any of its Subsidiaries.

Section 3.14 Brokers; Fairness Opinion.

Neither Centre nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Centre has engaged, and will pay a fee or commission to Hovde Group, LLC (“Hovde”) in accordance with the terms of that certain engagement agreement between Centre and Hovde, complete and correct copies of which has been previously delivered by Centre to BFC. Centre has received the opinion of Hovde, and has delivered a copy of such opinion to BFC, to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Holders of shares of Centre Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.15 Employee Benefit Plans.

(a)       Centre Disclosure Schedule 3.15(a) sets forth a true and complete list of each material Centre Benefit Plan. For purposes of this Agreement, “Centre Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or independent contractors of Centre, any of its Subsidiaries or any of Centre’s related organizations described in Sections 414(b), (c) or (m) of the Code, or any entity which is considered one employer with Centre, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “Centre Employees”), (ii) covering current or former directors of Centre, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which Centre or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.

(b)       With respect to each material Centre Benefit Plan, Centre has provided to BFC the current, true and complete copies of the following documents, as applicable: (i) the most recent plan document, (ii) all current trust instruments and insurance contracts or other funding arrangements forming a part of any Centre Benefit Plans, (iii) all amendments, (iv) the most recent summary plan descriptions and summary of material modifications, (v) IRS Form 5500 for the three (3) most recently completed plan years, (vi) the most recent IRS determination, opinion, notification and advisory letters, (vii) all non-routine correspondence from any regulatory agency received in the preceding three (3) years related to any alleged noncompliance of any Centre Benefit Plan, (viii) all internal documentation that was used to effectuate the self-correction of any Centre Benefit Plan, (ix) for the three (3) most recently completed plan years, all plan financial statements and accompanying accounting reports, and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Sections 105(h), 125, 129, 401(k), and 401(m) of the Code and (x) copies of the Form 1094-C and Form 1095-C filings for the last three (3) years.

(c)       All Centre Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each Centre Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Centre 401(a) Plan”) has received a favorable opinion, determination or advisory letter from the IRS, and to Centre’s Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such Centre 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the Centre 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All Centre Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to Centre’s Knowledge, threatened litigation or regulatory action relating to the Centre Benefit Plans. To Centre’s Knowledge, neither Centre nor any of its Subsidiaries has engaged in a transaction with respect to any Centre Benefit Plan that could subject Centre or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Centre 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to Centre’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Centre Benefit Plan. There are no current, pending, or, to Centre’s Knowledge, threatened investigations by the IRS or the Department of Labor with respect to any Centre Benefit Plan.

(d)       Neither Centre nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Centre or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code at any time. Neither Centre nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither Centre nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40) or a multiple employer plan, meaning a plan sponsored by two or more unrelated employers as described in Section 413(c) of the Code. No notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any Centre Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.

(e)       All contributions required to be made by Centre with respect to all Centre Benefit Plans (i) that are due by the date hereof have been timely made and (ii) that are due by the Closing Date will have been timely made.

(f)       Except as set forth in Centre Disclosure Schedule 3.15(f), no Centre Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any Centre Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Section 601 of ERISA or any similar state Law.

(g)       All Centre Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Section 4980H of the Code have occurred.

(h)       Centre may amend or terminate any Centre Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.

(i)       Except as otherwise provided for in this Agreement or as set forth in Centre Disclosure Schedule 3.15(i), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former Centre Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former Centre Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Centre Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the Centre Benefit Plans, (v) to Centre’s Knowledge, result in any payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of Centre or, after the consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries, to merge, amend or terminate any of the Centre Benefit Plans.

(j)       With respect to each Centre Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, (i) all underlying awards are in compliance in all respects with Section 409A of the Code and (ii) no payment or award is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Except as set forth in Centre Disclosure Schedule 3.15(j), neither Centre nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a Centre Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future or (y) has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(k)       No Centre Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither Centre nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.

(l)       Centre Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of Centre or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Centre Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(m)       Centre and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Centre or any of its Subsidiaries as an independent contractor or as an employee for purposes of determining eligibility for each Centre Benefit Plan.

Section 3.16 Labor Matters.

(a)       Neither Centre nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Centre’s Knowledge threatened, asserting that Centre or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Centre or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against Centre pending or, to Centre’s Knowledge, threatened, nor to Centre’s Knowledge is there any activity involving Centre Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, Centre and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Centre or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To Centre’s Knowledge, no officer of Centre or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.

(b)       To the Knowledge of Centre, Centre and its Subsidiaries are in compliance in all material respects with, and since December 31, 2022, have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).

(c)       Except as disclosed on Centre Disclosure Schedule 3.16(c), (i) to Centre’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the board of directors of Centre or a current officer of Centre or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Centre nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of Centre, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of Centre, any current officer or any Senior Vice President.

Section 3.17 Environmental Matters.

Centre and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of Centre, threatened against Centre or any of its Subsidiaries or any real property or facility presently owned, operated or leased by Centre or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither Centre nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of Centre, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by Centre or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to Centre or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of Centre, there are no underground storage tanks on, in or under any property currently owned, operated or leased by Centre or any of its Subsidiaries.

Section 3.18 Tax Matters.

(a)       Except as set forth in Centre Disclosure Schedule 3.18(a), each of Centre and its Subsidiaries has duly and timely filed (taking into account all applicable extensions properly obtained) all income Tax Returns and all other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due. All income and other such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All income and other material Taxes due and owing by Centre or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither Centre nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Centre nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where Centre or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax Return filing requirements or subject to taxation in that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Centre or any of its Subsidiaries.

(b)       Centre and each of its Subsidiaries have collected or withheld and paid over to the appropriate Taxing Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.

(c)       No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings with respect to Taxes of Centre or any of its Subsidiaries are currently being conducted or pending or have been threatened in writing. Neither Centre nor any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where Centre or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any Tax or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against Centre or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Centre or any of its Subsidiaries, and neither Centre nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. No private letter rulings, technical advice memorandums or similar rulings have been entered into with, or received from, any Taxing Authority by Centre or any of its Subsidiaries.

(d)       Centre has delivered or made available to BFC true and complete copies of (i) the foreign, federal, state and local Tax Returns filed with respect to Centre and its Subsidiaries, and (ii) all examination reports and statements of deficiencies assessed against or agreed to by Centre, in each case (i) and (ii) for taxable periods ended on or after December 31, 2022.

(e)       Neither Centre nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the Closing Date. Neither Centre nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement or similar agreement pursuant to which it has any obligation to any Person with respect to Taxes (other than such an agreement (i) exclusively between or among Centre and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further payments being required to be made). Neither Centre nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Centre) or (ii) has any liability for the Taxes of any Person (other than Centre and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.

(f)       Neither Centre nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(g)       Since January 1, 2022, neither Centre nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(h)       Neither Centre nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Regulations Section 1.6011-4(b)(2) in any tax year.

(i)       Neither Centre nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j)       Neither Centre nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)       Centre and each of its Subsidiaries is in material compliance with all federal, state and foreign Laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.

(l)       Except as set forth in Centre Disclosure Schedule 3.18(l), neither Centre nor any of its Subsidiaries have (i) applied for or received loans or payments under the CARES Act (or any comparable analogous or similar provision of state, local or foreign Law or conforming U.S. Law), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, (ii) claimed any “employee retention tax credits,” as established by Section 2301 of the CARES Act, to either offset Tax deposits or receive an advance Tax refund, or otherwise claimed any tax credits under the CARES Act or the FFCRA including for providing any paid sick leave under the FFCRA, or (iii) any Deferred Payroll Taxes.

Section 3.19 Investment Securities; Borrowings; Deposits.

(a)       Centre Disclosure Schedule 3.19 sets forth as of June 30, 2025, the Centre Investment Securities, as well as any purchases or sales of Centre Investment Securities between December 31, 2024 to and including June 30, 2025, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any Centre Investment Securities sold during such time period between December 31, 2024 and June 30, 2025. To the Knowledge of Centre, each of Centre and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Centre’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Centre or its Subsidiaries. Such securities and commodities are valued on the books of Centre in accordance with GAAP in all material respects. Except as set forth in Centre Disclosure Schedule 3.19, neither Centre nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than First National Bank. To the Knowledge of Centre, except for investments in FHLB stock and FRB stock and pledges to secure FHLB or FRB borrowings and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Centre or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(b)       Centre has made available to BFC a true and complete list, as of June 30, 2025, of the borrowed funds (excluding deposit accounts) of Centre and its Subsidiaries.

(c)       To the Knowledge of Centre, Centre and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Centre believes are prudent and reasonable in the context of their respective businesses, and Centre and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

Section 3.20 Derivative Transactions.

(a)       All Derivative Transactions entered into by Centre or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Centre or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Centre and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)       Each Derivative Transaction is listed in Centre Disclosure Schedule 3.20(b), and the financial position of Centre or its Subsidiaries under or with respect to each has been reflected in the books and records of Centre or its Subsidiaries in all material respects in accordance with GAAP, and no material open exposure of Centre or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Centre Disclosure Schedule 3.20(b).

(c)       No Derivative Transaction, were it to be a Loan held by Centre or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.

Section 3.21 Regulatory Capitalization.

Centre and First National Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a)       Centre Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Centre or any of its Subsidiaries is a creditor which, as of June 30, 2025, was over sixty (60) days or more delinquent in payment of principal or interest or in default of any other material provision, and (ii) Loans with any director, executive officer or 5% or greater shareholder of Centre or any of its Subsidiaries, or to the Knowledge of Centre, any affiliate of any of the foregoing. Set forth in Centre Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of Centre and its Subsidiaries that, as of June 30, 2025, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by First National Bank, Centre or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by First National Bank as a “Troubled Debt Restructuring” as defined by GAAP.

(b)       Centre Disclosure Schedule 3.22(b) identifies each asset of Centre or any of its Subsidiaries that as of June 30, 2025 was classified as other real estate owned (“OREO”) and the book value thereof as of June 30, 2025 as well as any assets classified as OREO between December 31, 2024 and June 30, 2025 and any sales of OREO between December 31, 2024 and June 30, 2025, reflecting any gain or loss with respect to any OREO sold.

(c)       Each Loan held in Centre’s or any of its Subsidiaries’ loan portfolio (each a “Centre Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of Centre and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)       All currently outstanding Centre Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding Centre Loan are complete and correct in all material respects. There are no oral modifications or amendments, or additional agreements related to the Centre Loans that are not reflected in the written records of Centre or its Subsidiary, as applicable. All such Centre Loans are owned by Centre or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Chicago. No claims of defense as to the enforcement of any Centre Loan have been asserted in writing against Centre or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and Centre has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by Centre from third parties that are described on Centre Disclosure Schedule 3.22(d), no Centre Loans are presently serviced by third parties and there is no obligation which could result in any Centre Loan becoming subject to any third-party servicing.

(e)       Neither Centre nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Centre or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Centre or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Centre or any of its Subsidiaries, and none of the agreements pursuant to which Centre or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)       Neither Centre nor any of its Subsidiaries is now nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)       There are no outstanding Loans made by Centre or First National Bank to any directors, executive officers or principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Centre or First National Bank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O in all material respects or that are exempt therefrom.

Section 3.23 Allowance for Loan and Lease Losses.

Centre’s allowance for loan and lease losses as reflected in the latest balance sheet included in the Financial Statements was, in the opinion of management, as of the date thereof, in compliance in all material respects with Centre’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is, in the reasonable judgement of management, adequate under all such standards. As of December 31, 2024, any impairment on loans, investments, derivatives and any other financial instrument in the Financial Statements was accounted for under GAAP.

Section 3.24 Trust Business; Administration of Fiduciary Accounts.

First National Bank (a) has been duly appointed to all fiduciary, custodial, or representative capacities it holds with respect to Wealth Management Business and all such appointments are currently in effect; (b) has all consents, approvals, authorizations or other actions by the applicable Governmental Authority for the conduct of the Wealth Management Business; and (c) has conducted the Wealth Management Business and properly administered all client accounts, including without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, investment advisor or other similar capacity (each, a “Fiduciary Account”) in accordance, in all material respects, with the terms of the governing documents of First National Bank, the policies adopted by First National Bank for the Wealth Management Business, all applicable Law and prudent risk management practices. None of First National Bank or its current or former directors, officers or employees has committed any breach of fiduciary obligations with respect to any Fiduciary Account.

Section 3.25 Investment Management and Related Activities.

Except as set forth in Centre Disclosure Schedule 3.25, none of Centre, any Centre Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.26 Repurchase Agreements.

With respect to all agreements pursuant to which Centre or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Centre or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.27 Deposit Insurance; FHLB.

The deposits of First National Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and First National Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Centre’s Knowledge, threatened. First National Bank is a member in good standing of the Federal Home Loan Bank of Chicago.

Section 3.28 Community Reinvestment Act, Anti-Money Laundering and Customer Information Security.

Neither Centre nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither Centre nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause Centre or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of Centre and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. To the Knowledge of Centre, First National Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.

Section 3.29 Transactions with Affiliates.

Except as set forth in Centre Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Centre or any of its Subsidiaries to, and neither Centre nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, 5% or greater shareholder of Centre or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with Centre or any of its Subsidiaries and other than deposits held by First National Bank in the Ordinary Course of Business, or (b) any other Affiliate of Centre or any of its Subsidiaries. Except as set forth in Centre Disclosure Schedule 3.29, neither Centre nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between First National Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

Section 3.30 Tangible Properties and Assets.

(a)       Centre Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by Centre and each of its Subsidiaries. Except as set forth in Centre Disclosure Schedule 3.30(a), Centre or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to Centre’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Centre or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Centre Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFC.

(b)       Centre Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Centre or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Centre nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To Centre’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by Centre or any of its Subsidiaries of, or default by Centre or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Centre’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Centre and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Centre Disclosure Schedule 3.30(b), have been furnished or made available to BFC.

(c)       All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Centre and its Subsidiaries.

Section 3.31 Intellectual Property.

Centre Disclosure Schedule 3.31 sets forth a true, complete and correct list of all Centre Intellectual Property. Centre or its Subsidiaries owns or has a valid license to use all Centre Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Centre Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Centre and its Subsidiaries as currently conducted. The Centre Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Centre nor any of its Subsidiaries has received notice challenging the validity or enforceability of Centre Intellectual Property. None of Centre or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Centre of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Centre or any of its Subsidiaries is a party and pursuant to which Centre or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Centre nor any of its Subsidiaries has received notice challenging Centre’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of Centre or any of its Subsidiaries to own or use any of Centre Intellectual Property.

Section 3.32 Insurance.

(a)       Centre Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by Centre and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Centre and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Centre reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither Centre nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Centre nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.

(b)       Centre Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Centre or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by First National Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Centre’s BOLI. Neither Centre nor any of Centre’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.33 Antitakeover Provisions.

No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

Section 3.34 Centre Information.

The information relating to Centre and its Subsidiaries that is provided by or on behalf of Centre for inclusion in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to Centre’s shareholders and as of the date of the Centre Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any subsequent filing made by Centre as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to Centre and Centre’s Subsidiaries and other portions thereof within the reasonable control of Centre and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.35 Transaction Costs.

Centre Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Centre and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.36 Bank Holding Company.

Centre is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Section 3.37 Questionable Payments.

None of Centre, First National Bank or any of their Subsidiaries, or to Centre’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Centre, First National Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of Centre or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Centre or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of Centre, First National Bank or any of their Subsidiaries, or to Centre’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Centre, First National Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

Section 3.38 No Other Representations or Warranties.

Except for the representations and warranties made by Centre in this Article III and for the disclosures contained in the Centre Disclosure Schedule, neither Centre nor any other person makes any express or implied representation or warranty with respect to Centre, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Centre hereby disclaims any such other representations or warranties. Centre acknowledges and agrees that neither BFC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the BFC Disclosure Schedule.

Article IV

REPRESENTATIONS AND WARRANTIES OF BFC

Except as set forth in the disclosure schedule delivered by BFC to Centre prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “BFC Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the BFC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BFC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BFC, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, BFC hereby represents and warrants to Centre as follows:

Section 4.01 Organization and Standing.

Each of BFC and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to BFC.

Section 4.02 Capital Stock.

The authorized capital stock of BFC consists of 20,000,000 shares of BFC Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, 9,857,163 shares of BFC Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of BFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any BFC shareholder. The shares of BFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of BFC’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.03 Corporate Power.

(a)       BFC and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, and BFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.

(b)       BFC has made available to Centre a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of BFC and each of its Subsidiaries. Neither BFC nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.04 Corporate Authority.

This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BFC on or prior to the date hereof. BFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Centre, this Agreement is a valid and legally binding obligation of BFC, enforceable in accordance with its terms, subject to the Enforceability Exception.

Section 4.05 SEC Documents; Financial Statements.

(a)       BFC has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2022 (the “BFC Reports”) and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such required reports, forms, schedules, registration statements, and other documents or pay such fees and assessments has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BFC. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the BFC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BFC Reports, and none of the BFC Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of BFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the BFC Reports.

(b)       The consolidated financial statements of BFC (or incorporated by reference) included (or incorporated by reference) in the BFC Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of BFC and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of BFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c)       BFC (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of BFC’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BFC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in BFC’s internal control over financial reporting. These disclosures were made in writing by management to BFC’s auditors and audit committee. There is no reason to believe that BFC’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(d)       Since January 1, 2022, neither BFC nor any of its Subsidiaries nor, to BFC’s Knowledge, any director, officer, employee, auditor, accountant or representative of BFC or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the integrity of BFC’s consolidated financial statements in the BFC Reports, any financial statements of any Subsidiary of BFC, the accounting or auditing practices, procedures, methodologies or methods of BFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.06 Regulatory Reports.

Since January 1, 2022, BFC and each of its Subsidiaries has timely filed with the SEC, FRB, OCC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to BFC. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of BFC and its Subsidiaries, no Governmental Authority has notified BFC that it has initiated or has pending any proceeding or, to the Knowledge of BFC threatened an investigation into the business or operations of BFC or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC. Subject to Section 9.11, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by or relating to any examinations or inspections by any such Governmental Authority of BFC or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC.

Section 4.07 Regulatory Approvals; No Defaults.

No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by BFC or any of its Subsidiaries in connection with the execution, delivery or performance by BFC of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, OCC, the WDFI-Banking or other applicable state banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the BFC Common Stock Issuance and approval of listing of such BFC Common Stock on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BFC do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of BFC, (2) violate any Law applicable to BFC or any of its Subsidiaries, or any of their respective properties or assets, or (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which BFC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except with regards to the clauses (1) to (3), as would not reasonably be expected to have a Material Adverse Effect on BFC. As of the date hereof, BFC has no Knowledge of any reason, with respect to BFC, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.

Section 4.08 BFC Information.

The information relating to BFC and its Subsidiaries that is supplied by or on behalf of BFC for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to Centre’s shareholders and as of the date of the Centre Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any BFC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to BFC and BFC’s Subsidiaries and other portions thereof within the reasonable control of BFC and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 4.09 Absence of Certain Changes or Events.

Except as reflected or disclosed in BFC’s Annual Report on Form 10-K for the year ended December 31, 2024 or in the BFC Reports since December 31, 2024, as filed with the SEC, there has been no change or development with respect to BFC and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to BFC.

Section 4.10 Compliance with Laws.

(a)       BFC and each of its Subsidiaries is, and has been since January 1, 2022, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2022, neither BFC nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

(b)       BFC and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BFC’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)       Neither BFC nor any of its Subsidiaries has received, since January 1, 2022, written or, to BFC’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to BFC.

Section 4.11 BFC Regulatory Matters.

(a)       BFC is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b)       The deposits of Bank First are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Bank First has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFC’s Knowledge, threatened. Bank First received a rating of "satisfactory" in its most recent examination under the Community Reinvestment Act.

(c)       Subject to Section 9.11, since January 1, 2022, neither BFC nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither BFC nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither BFC nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

Section 4.12 Brokers.

Neither BFC nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BFC has engaged, and will pay a fee or commission to, Piper Sandler & Co.

Section 4.13 Legal Proceedings.

(a)       Neither BFC nor any of its Subsidiaries is a party to any, and there are no pending or, to BFC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BFC or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BFC, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)       Subject to Section 9.11, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BFC, there is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BFC, any of its Subsidiaries or the assets of BFC or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).

Section 4.14 Tax Matters.

(a)       Each of BFC and its Subsidiaries has duly and timely filed (taking into account all applicable extensions properly obtained) all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due (taking into account all applicable extensions properly obtained). All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All material Taxes due and owing by BFC or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither BFC nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither BFC nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where BFC or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax Return filing requirements or subject to taxation in that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of BFC or any of its Subsidiaries.

(b)       Neither BFC nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Regulations Section 1.6011-4(b)(2) in any tax year.

(c)       Since January 1, 2022, neither BFC nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(d)       Neither BFC nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Regulatory Capitalization.

BFC and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 4.16 Community Reinvestment Act, Anti-Money Laundering and Customer Information Security.

Neither BFC nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither BFC nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause BFC or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of BFC and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 4.17 No Other Representations or Warranties.

Except for the representations and warranties made by BFC in this Article IV and for the disclosures contained in the BFC Disclosure Schedule, neither BFC nor any other person makes any express or implied representation or warranty with respect to BFC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BFC hereby disclaims any such other representations or warranties. BFC acknowledges and agrees that neither Centre nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the Centre Disclosure Schedule.

Article V

COVENANTS

Section 5.01 Covenants of Centre.

During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the Centre Disclosure Schedule), required by Law or with the prior written consent of BFC (which consent shall not be unreasonably withheld, conditioned or delayed), Centre shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, Centre will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and BFC the present services of the current officers and employees of Centre and its Subsidiaries, (iii) preserve for itself and BFC the goodwill of its customers, employees, lessors and others with whom business relationships exist and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in Centre Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by BFC (which consent shall not be unreasonably withheld, conditioned or delayed), Centre shall not and shall not permit its Subsidiaries to:

(a)       Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date of this Agreement and listed on the Centre Disclosure Schedules, (i) issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the Centre Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.

(b)       Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from wholly owned Subsidiaries to Centre, (ii) dividends made in the Ordinary Course of Business to service debt and any trust preferred securities, and (iii) regular quarterly dividends paid in the Ordinary Course of Business.

(c)       Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Centre or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect as of the date of this Agreement, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Centre or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in Centre Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations under a Centre Benefit Plan existing as of the date hereof set forth in Center Disclosure Schedule 3.15(l), or (v) as otherwise set forth in Centre Disclosure Schedule 5.01(c).

(d)       Hiring. (i) Hire any person as an employee or officer of Centre or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $125,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee except to fill vacancies that may arise in the Ordinary Course of Business or to satisfy contractual obligations existing as of the date of this Agreement and set forth in Centre Disclosure Schedule 5.01(d).

(e)       Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with BFC, (ii) to satisfy contractual obligations under a Centre Benefit Plan existing as of the date hereof, (iii) as previously disclosed to BFC and set forth in Centre Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Centre Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Centre or any of its Subsidiaries.

(f)       Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Centre Disclosure Schedule 5.01(f), pay, loan or advance any amount to (other than renewals of existing loans in accordance with Section 5.01(s) below), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g)       Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Centre or any of its Subsidiaries.

(h)       Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by BFC pursuant to any other applicable paragraph of this Section 5.01.

(i)       Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that BFC shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from Centre.

(j)       Governing Documents. Amend Centre’s articles of incorporation or bylaws or any equivalent documents of Centre’s Subsidiaries.

(k)       Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(l)       Contracts. Except as set forth in Centre Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend or waive any material provision of, any Centre Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Centre or any of its Subsidiaries, or enter into any contract that would constitute a Centre Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by BFC.

(m)       Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Centre or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Centre or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of Centre or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

(n)       Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(o)       Derivative Transactions. Enter into any Derivative Transaction.

(p)       Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than the purchase of federal funds, Federal Home Loan Bank borrowings, creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).

(q)       Investment Securities. Unless mutually agreed upon by the Parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Centre Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(r)       Deposits. Other than in the Ordinary Course of Business, make any changes to deposit pricing, or acquire any “brokered deposits” except for any extensions or renewals of existing brokered deposits.

(s)       Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Centre Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Centre or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $1,000,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan-to-value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $2,000,000, (E) secured loan over $3,000,000, (F) any loan that is not made in conformity with Centre’s ordinary course lending policies and guidelines in effect as of the date hereof or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Centre or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $5,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where Centre or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, which approval or rejection shall be given in writing within three (3) Business Day after the complete loan package is delivered to such individual.

(t)       Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop or otherwise take any actions to develop any real estate owned by Centre or its Subsidiaries.

(u)       Taxes. Except as set forth in Centre Disclosure Schedule 5.01(u) and as required by applicable Law, make or change or revoke any Tax election, file any amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or similar provision of applicable Law) with respect to Taxes, settle or compromise any liability for Taxes, agree to any adjustment of any Tax attribute, file or surrender any claim for a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or fail to timely pay any income Taxes or other material Taxes (including estimated Taxes) or fail to file any income Tax Returns or other material Tax Returns that become due.

(v)       Tax Treatment of Each of the Merger and the Bank Merger. Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.

(w)       Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Centre or any of its Subsidiaries under any agreement with any Governmental Authority or under any Centre Material Contract, Lease or other material agreement or material license to which Centre or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business or operations receives benefits.

(x)       Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(y)       Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Centre’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(z)       Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(aa)     Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by BFC.

(bb)    Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(cc)     Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the Ordinary Course of Business.

(dd)    Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

(ee)     Centre Tangible Book Value. Take any action or fail to take any action that will cause the Centre Tangible Book Value at the Effective Time to be less than the Minimum Tangible Book Value at the Effective Time.

(ff)      280G. To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event), could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, Centre shall, prior to the Effective Time, cooperate in good faith with BFC to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, including but not limited to the measures included on Company Disclosure Schedule 5.01(ff).

Section 5.02 Covenants of BFC.

(a)       Affirmative Covenants. From the date hereof until the Effective Time, BFC will carry on its business consistent with prudent banking practices and in material compliance with all applicable Laws.

(b)       Negative Covenants. From the date hereof until the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to, take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair BFC’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law or a Governmental Authority, or with the prior written consent of Centre during the period from the date of this Agreement to the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to:

(i)       Take any action that is intended or is reasonably likely to result in the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code;

(ii)       Take any action that is likely to materially impair BFC’s ability to perform any of its obligations under this Agreement or Bank First to perform any of its obligations under the Bank Plan of Merger; or

(iii)       Agree or commit to do any of the foregoing.

Section 5.03 Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

Section 5.04 Centre Shareholder Approval.

(a)       Following the execution of this Agreement, Centre shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of Centre, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Centre’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Centre Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Centre shall use its reasonable best efforts to obtain the Requisite Centre Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Centre Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Centre in connection with the Centre Meeting are solicited in compliance in all material respects with the WBCL, the articles of incorporation and bylaws of Centre, and all other applicable legal requirements. Except with the prior approval of BFC, no other matters shall be submitted for the approval of Centre shareholders at the Centre Meeting. Centre shall adjourn or postpone the initially scheduled Centre Meeting if, as of the time for which the Centre Meeting is scheduled, (i) there are insufficient shares of Centre Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Centre Meeting, or (ii) Centre has not recorded proxies representing a sufficient number of shares necessary to obtain the Requisite Centre Shareholder Approval; provided, however, that the Centre Meeting shall not be adjourned or postponed more than twice pursuant to this Section 5.04(a).

(b)       Except to the extent provided otherwise in Section 5.09, (i) the board of directors of Centre shall at all times prior to and during the Centre Meeting recommend approval of this Agreement by the shareholders of Centre and any other matters required to be approved by Centre’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Centre Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of BFC or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the Centre Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Centre Shareholder Approval, Centre will not adjourn or postpone the Centre Meeting unless Centre is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of Centre. Centre shall keep BFC updated with respect to the proxy solicitation results in connection with the Centre Meeting as reasonably requested by BFC.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.

(a)       BFC and Centre agree to cooperate in the preparation of the Registration Statement to be filed by BFC with the SEC in connection with the BFC Common Stock Issuance (including the Proxy Statement-Prospectus and all related documents). Centre shall use its reasonable best efforts to deliver to BFC such financial statements and related analysis of Centre, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Centre, as may be required in order to file the Registration Statement, and any other report required to be filed by BFC with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFC to review. Within sixty (60) days of the date of this Agreement, BFC shall file with the SEC the Registration Statement. Each of BFC and Centre agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. BFC also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Centre agrees to cooperate with BFC and BFC’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Centre’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Centre, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)       BFC will advise Centre, promptly after BFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BFC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. BFC will provide Centre and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and BFC will provide Centre and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, BFC shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Centre to mail such amendment or supplement to Centre shareholders (if required under applicable Law).

(c)       BFC will use its commercially reasonable efforts to cause the shares of BFC Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the Trading Market, subject to official notice of issuance, prior to the Effective Time.

Section 5.06 Regulatory Filings; Consents.

(a)       Each of BFC and Centre and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly, but no later than forty-five (45) days from the date of this Agreement, prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFC or any of its Subsidiaries or Centre or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to Centre) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFC, Centre, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). BFC and Centre will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of BFC or Centre to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, BFC and Centre shall each furnish to the other for review a copy of each non-confidential portion of such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)       Centre will use its best efforts, and BFC shall reasonably cooperate with Centre at Centre’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Centre Disclosure Schedule 3.12(c) or that are otherwise required to be obtained under the terms of any Centre Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such Centre Material Contract or creating any lien, claim or charge upon any of the assets of Centre or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). Centre will consult with BFC and its representatives as often as practicable under the circumstances so as to permit Centre and BFC and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

Section 5.07 Publicity.

BFC and Centre shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that BFC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08 Access; Current Information.

(a)       For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, Centre agrees to afford BFC and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Centre’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as BFC may reasonably request and Centre shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Centre’s privacy policy and, during such period, Centre shall furnish to BFC, upon BFC’s reasonable request, all such other information concerning the business, properties and personnel of Centre and its Subsidiaries that is substantially similar in scope to the information provided to BFC in connection with its diligence review prior to the date of this Agreement. BFC shall coordinate any such access in accordance with this Section 5.08(a) with Centre’s President, Donald A. O’Day.

(b)       For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, BFC agrees to furnish to Centre such information as Centre may reasonably request concerning the business of BFC and its Subsidiaries that is substantially similar in scope to the information provided to Centre in connection with its diligence review prior to the date of this Agreement.

(c)       As promptly as reasonably practicable after they become available, Centre will furnish to BFC copies of the board packages distributed to the board of directors of Centre or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of Centre or any committee thereof relating to the financial performance and risk management of Centre.

(d)       During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, Centre agrees to provide to BFC (i) a copy of each report filed by Centre or any of its Subsidiaries with a Governmental Authority, (ii) a copy of Centre’s monthly loan trial balance and (iii) a copy of Centre’s monthly statement of condition and profit and loss statement and, if requested by BFC, a copy of Centre’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. Centre further agrees to provide BFC, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to Centre Disclosure Schedule 3.19, Centre Disclosure Schedule 3.22(a) and Centre Disclosure Schedule 3.22(b) that would be required if the references to June 30, 2025 in each corresponding representation and warranty of Centre were changed to the date of the most recently ended calendar month.

(e)       No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of BFC and Centre to consummate the transactions contemplated hereby.

(f)       Notwithstanding anything to the contrary in this Section 5.08, no Party shall be required to provide the other Party with any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that its board of directors has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of such Party’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, such Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.09 No Solicitation by Centre; Superior Proposals.

(a)       Except as permitted by Section 5.09(b), Centre shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Centre or any of Centre’s Subsidiaries (collectively, the “Centre Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFC) any information or data with respect to Centre or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Centre is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Centre Representatives, whether or not such Centre Representative is so authorized and whether or not such Centre Representative is purporting to act on behalf of Centre or otherwise, shall be deemed to be a breach of this Agreement by Centre. Centre and its Subsidiaries shall, and shall cause each of the Centre Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from BFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Centre or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of Centre or any of its Subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of Centre; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Centre or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Centre or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Centre or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Centre Common Stock or more than 50% of the assets of Centre and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of Centre), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Centre reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by BFC in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Centre from a financial point of view than the Merger.

(b)       Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Centre Meeting, Centre may take any of the actions described in Section 5.09(a) if, but only if, (i) Centre has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of Centre reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would cause it to violate its fiduciary duties to Centre’s shareholders under applicable Law; (iii) Centre has provided BFC with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Centre or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Centre receives from such Person a confidentiality agreement with terms no less favorable to Centre than those contained in the confidentiality agreement with BFC. Centre shall promptly provide to BFC any non-public information regarding Centre or its Subsidiaries provided to any other Person which was not previously provided to BFC, such additional information to be provided no later than the date of provision of such information to such other party.

(c)       Centre shall promptly (and in any event within twenty-four (24) hours) notify BFC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Centre or the Centre Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Centre agrees that it shall keep BFC informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)       Except as set forth in Section 5.09(e), neither the board of directors of Centre nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to BFC in connection with the transactions contemplated by this Agreement (including the Merger), the Centre Recommendation; (ii) fail to reaffirm the Centre Recommendation within three (3) Business Days following a request by BFC, or make any statement, filing or release, in connection with the Centre Meeting or otherwise, inconsistent with the Centre Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Centre Recommendation); (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iv) enter into (or cause Centre or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Centre to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)       Notwithstanding Section 5.09(d), prior to the date of the Centre Meeting, the board of directors of Centre may withdraw, qualify, amend or modify the Centre Recommendation (a “Centre Subsequent Determination”), or terminate this Agreement in order to concurrently enter into an Agreement with respect to a Superior Proposal, after the fifth (5th) Business Day following BFC’s receipt of a notice (the “Notice of Superior Proposal”) from Centre advising BFC that the board of directors of Centre has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of Centre has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would cause it to violate its fiduciary duties to Centre’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by BFC (the “Notice Period”), Centre and the board of directors of Centre shall have cooperated and negotiated in good faith with BFC to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Centre to proceed with the Centre Recommendation without a Centre Subsequent Determination; provided, however, that BFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by BFC since its receipt of such Notice of Superior Proposal, the board of directors of Centre has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Centre shall be required to deliver a new Notice of Superior Proposal to BFC and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)       Nothing contained in this Section 5.09 shall prohibit Centre or the board of directors of Centre from complying with Centre’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Centre Recommendation unless the board of directors of Centre reaffirms the Centre Recommendation in such disclosure.

(g)       Notwithstanding any Centre Subsequent Determination, this Agreement shall be submitted to Centre’s shareholders at the Centre Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Centre of such obligation; provided, however, that if the board of directors of Centre shall have made a Centre Subsequent Determination with respect to a Superior Proposal and this Agreement has been terminated pursuant to Section 7.01(f) or Section 7.01(g), then the board of directors of Centre may recommend approval of such Superior Proposal by the shareholders of Centre.

Section 5.10 Indemnification.

(a)       For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), BFC shall indemnify and hold harmless the present and former directors and officers of Centre and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for Centre or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of Centre and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that notwithstanding anything to the contrary contained in the organizational documents of Centre or its Subsidiaries, BFC shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.

(b)       Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify BFC upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of BFC under this Section 5.10, unless, and only to the extent that, BFC is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) BFC shall have the right to assume the defense thereof and BFC shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BFC elects not to assume such defense or counsel for the Indemnified Party reasonably advised the Indemnified Party that there are material issues that raise conflicts of interest between BFC and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to it, and BFC shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) BFC shall not be liable for any settlement effected without its prior written consent and (iv) BFC shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c)       For a period of six (6) years following the Effective Time, BFC will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Centre or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Centre; provided that, if BFC is unable to maintain or obtain the insurance called for by this Section 5.10, BFC shall use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Centre or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall BFC be required to expend for such tail insurance a premium amount in excess of an amount equal to 100% of the annual premiums paid by Centre for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, BFC shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d)       Any indemnification payments made pursuant to this Section 5.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).

(e)       This Section 5.10 shall survive the Effective Time, is intended to benefit each Centre Indemnified Party (each of whom shall be entitled to enforce this Section against BFC), and shall be binding on all successors and assigns of BFC.

(f)       If BFC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BFC and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11 Employees; Benefit Plans.

(a)       Following the Effective Time, with respect to each Covered Employee (as defined below), for the period ending on the earlier of (i) the six (6) month anniversary of the Effective Time or (ii) the last day that such Covered Employee is employed by BFC or one of its Affiliates, BFC shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of Centre on the Closing Date and who become full-time employees of BFC (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of BFC; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BFC. BFC shall give the Covered Employees credit for their prior service with Centre for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by BFC and in which Covered Employees may be eligible to participate.

(b)       With respect to any employee benefit plan of BFC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, BFC shall use commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such BFC plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the Centre Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)       Following the Effective Time, Bank First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at First National Bank (“Carryover PTO”), provided that, to the extent permitted by applicable Law, (i) Bank First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion, and (ii) Carryover PTO shall be limited to eighty (80) hours per year for hourly employees, and salaries employees will not be allowed any Carryover PTO.

(d)       Centre shall cause First National Bank to take all necessary actions to terminate the Centre 1 Bancorp, Inc. 401(k) Plan (“Centre 401(k) Plan”), effective as the date immediately preceding the Effective Time, subject to the occurrence of the Effective Time. Centre shall provide BFC with evidence that the Centre 401(k) Plan has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by BFC, which will not be unreasonably withheld, conditioned or delayed) not later than three (3) days prior to the Effective Time. The accounts of all participants and beneficiaries in the Centre 401(k) Plan shall become fully vested upon termination of such plan.

(e)       Prior to the Effective Time, Centre shall take, and shall cause its Subsidiaries to take, all actions requested by BFC that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more Centre Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Centre Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Centre Benefit Plan for such period as may be requested by BFC, or (iv) facilitate the merger of any Centre Benefit Plan into any employee benefit plan maintained by BFC. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to BFC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(f)       Except for any employee listed on Centre Disclosure Schedule 5.11(f), any employee of Centre or First National Bank that does not become an employee of Bank First at the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth in BFC Disclosure Schedule 5.11(f).

(g)       BFC will establish a retention bonus pool, in an amount to be determined in the sole discretion of BFC, in order to encourage certain Centre employees to remain employed with BFC, thereby assisting BFC with continuity planning following the announcement and consummation of the transactions contemplated by this Agreement.

(h)       Following the Effective Time, BFC shall assume, honor and comply with all obligations set forth in the employment and change in control agreements listed on Centre Disclosure Schedule 3.15(h).

(i)       Nothing in this Section 5.11 shall be construed to limit the right of BFC (including, following the Closing Date, Centre) to amend or terminate any Centre Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require BFC (including, following the Closing Date, Centre) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by BFC of any Covered Employee subsequent to the Effective Time shall be subject in all events to BFC’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.

(j)       For purposes of this Section 5.11, (i) “employees of Centre” shall include employees of Centre or any of its Subsidiaries, (ii) “employees of BFC” shall include employees of BFC or any of its Subsidiaries, (iii) all references to Centre shall include each of the Subsidiaries of Centre (iv) all references to BFC shall include each of the Subsidiaries of BFC.

(k)       At least ninety (90) days prior to the Effective Time, Centre shall provide to BFC copies of its calculations with respect to Section 280G of the Code (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions (individually or in conjunction with any other event) contemplated by this Agreement.

Section 5.12 Notification of Certain Changes.

BFC and Centre shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and Centre shall provide on a periodic basis written notice to BFC of any matters that Centre becomes aware of that should be disclosed on a supplement or amendment to the Centre Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.

Section 5.13 Transition; Informational Systems Conversion.

From and after the date hereof, BFC and Centre will use their commercially reasonable efforts to facilitate the integration of Centre with the business of BFC following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Centre and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by BFC, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Centre and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Centre and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Upon written request, BFC shall promptly reimburse Centre for any reasonable and documented out-of-pocket fees, expenses or charges that Centre may incur as a result of taking, at the request of BFC, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.14 Termination of Contracts.

Prior to the Calculation Date and in accordance with this Section 5.14, Centre will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each Centre Material Contract listed on BFC Disclosure Schedule 5.14 (unless BFC otherwise directs Centre not to terminate such contract), and any other contract or agreement requested by BFC to be amended, modified or terminated (collectively, the “Terminated Contracts”).

Section 5.15 No Control of Other Party’s Business.

Nothing contained in this Agreement shall give BFC, directly or indirectly, the right to control or direct the operations of Centre or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Centre, directly or indirectly, the right to control or direct the operations of BFC or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Centre and BFC shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.16 Certain Litigation.

Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party or any of its Subsidiaries and/or the members of the board of directors of Centre or the board of directors of BFC related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Centre shall: (i) permit BFC to review and discuss in advance, and consider in good faith the views of BFC in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish BFC’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with BFC regarding the defense or settlement of any such shareholder litigation, shall give due consideration to BFC’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Centre shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of BFC (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by Centre is reasonably expected by Centre, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Centre) under Centre’s existing director and officer insurance policies, including any tail policy.

Section 5.17 Director Resignations.

Centre will cause to be delivered to BFC resignations of all the directors of Centre and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.18 Non-Competition and Non-Disclosure Agreement.

Concurrently with the execution and delivery of this Agreement and effective upon Closing, Centre has caused each director of Centre and First National Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

Section 5.19 Claims Letters.

Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Centre has caused each director and executive officer of Centre and First National Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D (collectively, the “Claims Letters”).

Section 5.20 Corporate Governance.

Prior to the Effective Time, BFC shall take all appropriate action so that as of the Effective Time, the number of directors constituting the BFC board shall be increased by one and Steven M. Eldred shall be appointed as a director of BFC. In addition, BFC shall consider adding up to one (1) additional member of the Centre board of directors to the BFC board of directors after consultation with Centre (the “Centre Director”). If BFC decides to add the Centre Director to the BFC board of directors, then BFC shall take all appropriate action so that as of the Effective Time, the number of directors constituting the BFC board shall be increased and the Centre Director shall be appointed as a director of BFC; provided, however, that the Centre Director meets BFC’s standards for directors and complies and be subject to BFC’s corporate governance policies and qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).

Section 5.21 Trust Preferred Securities.

Prior to the Effective Time, BFC and Centre shall take all actions necessary for BFC to enter into, and BFC shall enter into, a supplemental indenture with the trustee of the indenture for Centre’s outstanding floating rate capital securities issued in connection with the issuance of the trust securities of Centre 1 Capital Trust I in order to evidence the assumption by BFC of such capital securities as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to BFC.

Section 5.22 Coordination.

(a)       Prior to the Effective Time, subject to applicable Laws, Centre and its Subsidiaries shall take any actions BFC may reasonably request from time to time to better prepare the parties for integration of the operations of Centre and its Subsidiaries with BFC and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of Centre and BFC shall meet from time to time as BFC may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Centre and its Subsidiaries, and Centre shall give due consideration to BFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BFC nor Bank First shall under any circumstance be permitted to exercise control of Centre or any of its Subsidiaries prior to the Effective Time. Centre shall permit representatives of Bank First to be onsite at Centre to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to First National Bank’s business, during normal business hours and at the expense of BFC or Bank First (not to include First National Bank’s regular employee payroll).

(b)       Prior to the Effective Time, subject to applicable Laws, Centre and its Subsidiaries shall take any actions BFC may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Centre Material Contracts that BFC may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with BFC and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by BFC in connection with any such amendment, modification or termination.

(c)       From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to Centre’s or its Subsidiaries’ respective businesses) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and Centre shall, upon BFC’s reasonable request, introduce BFC and its representatives to suppliers of Centre and its Subsidiaries for the purpose of facilitating the integration of Centre and its business into that of BFC. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, Centre shall, upon BFC’s reasonable request, introduce BFC and its representatives to customers of Centre and its Subsidiaries for the purpose of facilitating the integration of Centre and its business into that of BFC. Any interaction between BFC and Centre’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by Centre. Centre shall have the right to participate in any discussions between BFC and Centre’s customers and suppliers.

(d)       BFC and Centre agree to take all action necessary and appropriate to cause First National Bank to merge with Bank First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

(e)       Without limiting the foregoing, upon BFC’s reasonable request, Centre and First National Bank shall, prior to the Closing Date, dispose of any assets held by Centre or First National Bank that BFC determines would be impermissible investments for BFC or Bank First; provided, however, that Centre nor First National Bank shall not be required to dispose any such assets until the receipt of Regulatory Approvals; provided, further, that any losses incurred with respect to such disposals shall not reduce or impact the calculation of the Centre Tangible Book Value.

Section 5.23 Transactional Expenses.

Centre has provided in Centre Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that Centre and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by Centre as a result of any litigation which may arise in connection with this Agreement (collectively, “Centre Expenses”). Centre shall use its commercially reasonable efforts to cause the aggregate amount of all Centre Expenses to not exceed the total expenses disclosed in Centre Disclosure Schedule 3.35. Centre shall promptly notify BFC if or when it determines that it expects to exceed its total budget for Centre Expenses. Notwithstanding anything to the contrary in this Section 5.23, Centre shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Centre Disclosure Schedule 3.35.

Section 5.24 Confidentiality.

Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of BFC and Centre, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of that certain confidentiality and non-disclosure letter agreement, dated as of May 22, 2025 between BFC and Centre.

Section 5.25 Termination and Conversion Costs.

Centre shall contact the counterparty to each of the agreements set forth in Centre Disclosure Schedule 5.25 (the “Designated Contracts”) prior to the Closing Date and shall use commercially reasonable efforts to obtain a written statement from such Person setting forth the amount of any fees that would be payable by BFC (as successor to Centre) to (a) terminate each such agreement following the Closing (the “Termination Costs”) and (b) to convert the services contemplated thereby to BFC’s preferred vendors (the “Conversion Costs”).

Section 5.26 Tax Matters.

(a)       The Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFC and Centre shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of BFC and Centre shall execute and deliver to Alston & Bird LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP certificates as to certain factual matters, in form and substance reasonably acceptable to such firms and at such time or times as may be reasonably requested by such firms, including at the time the Registration Statement (or amendment thereto, as applicable) is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.01(e).

(b)       Within forty-five days (45) of the Effective Time or, if earlier, January 15 of the year following the calendar year in which the Effective Time occurs, BFC shall comply with the reporting requirements of Section 1.6045B-1 of the Regulations.

(c)       BFC shall prepare and file or cause to be prepared and filed, all Tax Returns for Centre and its Subsidiaries for all periods ending on or prior to the Closing Date that are due to be filed after the Closing Date.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger.

The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)       Shareholder Vote. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite Centre Shareholder Approval at the Centre Meeting.

(b)       Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c)       No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)       Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)       Tax Opinions Relating to the Merger. BFC and Centre shall have received opinions from Alston & Bird LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFC and Centre, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFC and Centre, in form and substance reasonably acceptable to such counsel.

(f)       Trading Market Listing. Shares of BFC Common Stock to be issued in connection with the Merger shall have been approved for listing on the Trading Market.

Section 6.02 Conditions to Obligations of Centre.

The obligations of Centre to consummate the Merger also are subject to the fulfillment or written waiver by Centre prior to the Closing Date of each of the following conditions:

(a)       Representations and Warranties. The representations and warranties of BFC (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 4.01, Section 4.02, (except for inaccuracies which are de minimis in amount), Section 4.03(a), Section 4.04, Section 4.08 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BFC. Centre shall have received a certificate signed on behalf of BFC by the Chief Executive Officer or the Chief Financial Officer of BFC to the foregoing effect.

(b)       Performance of Obligations of BFC. BFC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on BFC, and Centre shall have received a certificate, dated the Closing Date, signed on behalf of BFC by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)       No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in BFC or Bank First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03 Conditions to Obligations of BFC.

The obligations of BFC to consummate the Merger also are subject to the fulfillment or written waiver by BFC prior to the Closing Date of each of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Centre (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Centre. BFC shall have received a certificate signed on behalf of Centre by the Chief Executive Officer or the Chief Financial Officer of Centre to the foregoing effect.

(b)       Performance of Obligations of Centre. Centre shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and BFC shall have received a certificate, dated the Closing Date, signed on behalf of Centre by Centre’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c)       No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Centre or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)       Plan of Bank Merger. Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.

(e)       Dissenting Shares. Dissenting Shares shall be less than 10% of the issued and outstanding shares of Centre Common Stock.

(f)       Employee Benefit Plans. Notwithstanding the requirement of Section 6.03(b), Centre and its Subsidiaries shall have performed and complied with all of its obligations set forth in Section 5.11 in all material respects.

(g)       Consents and Approvals. Centre has received, in form and substance satisfactory to Centre and BFC, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Centre or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Centre or any of its Subsidiaries.

(h)       Certification of Non-USRPHC Status. BFC shall have received from Centre, under penalties of perjury, (i) a notice to the IRS described in Regulations Section 1.897-2(h) executed by an officer of Centre and (ii) a certificate stating that Centre is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3), dated as of the Closing Date, and as reasonably acceptable to BFC.

Section 6.04 Frustration of Closing Conditions.

Neither BFC nor Centre may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

Article VII

TERMINATION

Section 7.01 Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)       Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of BFC and Centre if the board of directors of BFC and the board of directors of Centre each so determines by vote of a majority of the members of its entire board.

(b)       No Regulatory Approval. By BFC or Centre, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority unless the failure to obtain the Regulatory Approval is due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein.

(c)       No Shareholder Approval. By either BFC or Centre (provided, in the case of Centre, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Centre Shareholder Approval at the Centre Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)       Breach of Representations and Warranties and Covenants. By action of either the board of directors of BFC or the board of directors of Centre (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Centre, in the case of a termination by BFC, or BFC, in the case of a termination by Centre, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by Centre, or Section 6.03, in the case of a termination by BFC, and which is not cured by the earlier of the (i) two (2) Business Days prior to the Expiration Date or (ii) thirty (30) days following written notice to the Centre, in the case of a termination by BFC, or to BFC, in the case of a termination by the Centre, or by its nature or timing cannot be cured during such period.

(e)       Delay. By either BFC or Centre if the Merger shall not have been consummated on or before April 30, 2026, provided, however, that such date will be automatically extended to May 31, 2026, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(f)       Failure to Recommend; Etc. In addition to and not in limitation of BFC’s termination rights under Section 7.01(e), by BFC if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of Centre (A) withdraws, qualifies, amends, modifies or withholds the Centre Recommendation, or makes any statement, filing or release, in connection with the Centre Meeting or otherwise, inconsistent with the Centre Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Centre Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Centre Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by BFC, (E) fails to publicly reconfirm the Centre Recommendation within three (3) Business Days of being requested to do so by BFC or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(g)       Acceptance of Superior Proposal. By Centre at any time before obtaining the Requisite Centre Shareholder Approval if the board of directors of Centre authorizes Centre, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, that Centre shall pay any amounts due pursuant to Section 7.02 in accordance with the terms, and at the times, specified therein.

(h)       Decline in BFC Stock Price. By Centre, if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date:

(i)       The Final BFC Market Price divided by the Starting BFC Market Price (the “BFC Ratio”) is less than 0.875; and

(ii)       the BFC Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.125 from such quotient, subject, however, to the following:

If Centre elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to BFC within two (2) Business Days. During the five (5) Business Day period commencing with its receipt of such notice, BFC shall have the option (but not the obligation) to increase the Exchange Ratio to equal the lesser of the following (the “Adjusted Exchange Ratio”):

(x)       a quotient, the numerator of which is equal to the product of (A) the Starting BFC Market Price, (B) the Exchange Ratio and (C) the Index Ratio minus 0.125 and the denominator of which is equal to the Final BFC Market Price; or

(y)       the quotient determined by dividing the Starting BFC Market Price by the Final BFC Market Price and multiplying the quotient by the product of the Exchange Ratio and 0.875.

If within such five (5) Business Day period, BFC delivers written notice to Centre that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Centre of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 7.01(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

If BFC or any company belonging to the NASDAQ Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

For purposes of this Agreement, the following terms shall have the following meanings:

“Determination Date” means the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final BFC Market Price” means the volume weighted average of the daily closing sales prices of a share of BFC Common Stock as reported on the Trading Market for the ten (10) consecutive Trading Days immediately preceding the Determination Date.

“Final Index Price” shall mean the average of the Index Price for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Initial Index Price” shall mean the Index Price on the date of this Agreement.

“Starting BFC Market Price” means $125.78.

Section 7.02 Termination Fee.

(a)       In recognition of the efforts, expenses and other opportunities foregone by BFC while structuring and pursuing the Merger, Centre shall pay to BFC a termination fee equal to $5,300,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BFC in the event of any of the following: (i) in the event BFC terminates this Agreement pursuant to Section 7.01(f), Centre shall pay BFC the Termination Fee within one (1) Business Day after receipt of BFC’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Centre or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Centre and (A) thereafter this Agreement is terminated (x) by either BFC or Centre pursuant to Section 7.01(c) because the Requisite Centre Shareholder Approval shall not have been obtained or (y) by BFC pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, Centre enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Centre shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFC the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event Centre terminates this Agreement pursuant to Section 7.01(g), Centre shall pay BFC the Termination Fee within one (1) Business Day after Centre’s notification of such termination.

(b)       Centre and BFC each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFC would not enter into this Agreement; accordingly, if Centre fails promptly to pay any amounts due under this Section 7.02, Centre shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) two hundred (200) basis points, together with the costs and expenses of BFC (including reasonable legal fees and expenses) in connection with such suit.

(c)       Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if Centre pays or causes to be paid to BFC the Termination Fee in accordance with Section 7.02(a), Centre (or any successor in interest of Centre) will not have any further obligations or liabilities to BFC with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination.

Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

Section 7.04 Attorneys’ Fees.

In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit from the other Party.

Article VIII

DEFINITIONS

Section 8.01 Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adjusted Exchange Ratio” has the meaning set forth in Section 7.01(h).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.07(a).

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Centre or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity or (3) any relative or family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(x).

“Bank First” has the meaning set forth in Section 1.03.

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BFC” has the meaning set forth in the preamble to this Agreement.

“BFC Common Stock” means the common stock, $0.01 par value per share, of BFC.

“BFC Common Stock Issuance” has the meaning set forth in Section 3.06(a).

“BFC Common Stock Price” shall mean the mathematical average, calculated for the ten (10) Trading-Day period ending on the fifth (5th) Trading Day preceding the Closing Date, of the VWAP of a share of BFC Common Stock for each Trading Day during such period.

“BFC Disclosure Schedule” has the meaning set forth in Article IV.

“BFC Ratio” has the meaning set forth in Section 7.01(h).

“BFC Reports” has the meaning set forth in Section 4.05(a).

“BOLI” has the meaning set forth in Section 3.32(b).

“Book-Entry Shares” means any non-certificated share held by book entry in Centre’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of Centre Common Stock.

“Burdensome Condition” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Wisconsin are authorized or obligated to close.

“Calculation Date” has the meaning set forth in Section 2.02(c).

“Capital Deficiency Amount” has the meaning set forth in Section 2.02(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other law (including the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) and the American Rescue Plan Act of 2021 (Pub. L. 117-2)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign law and including any related or similar orders or declarations from any Governmental Authority).

“Carryover PTO” has the meaning set forth in Section 5.11(c).

“Centre” has the meaning set forth in the preamble to this Agreement.

“Centre 401(a) Plan” has the meaning set forth in Section 3.15(c).

“Centre 401(k) Plan” has the meaning set forth in Section 5.11(c).

“Centre Benefit Plans” has the meaning set forth in Section 3.15(c).

“Centre Cancelled Shares” has the meaning set forth in Section 2.01(b).

“Centre Common Stock” means the common stock, $1.00 par value per share, of Centre.

“Centre Disclosure Schedule” has the meaning set forth in Article III.

“Centre Employees” has the meaning set forth in Section 3.15(a).

“Centre Expenses” has the meaning set forth in Section 5.23.

“Centre Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Centre and its Subsidiaries.

“Centre Investment Securities” means the investment securities of Centre and its Subsidiaries.

“Centre Investor Agreement” has the meaning set forth in Section 3.02(d).

“Centre Loan” has the meaning set forth in Section 3.22(c).

“Centre Material Contract” has the meaning set forth in Section 3.12(a).

“Centre Meeting” has the meaning set forth in Section 5.04(a).

“Centre Option” has the meaning set forth in Section 2.03(a).

“Centre PBRSU Award” has the meaning set forth in Section 2.03(b).

“Centre Preferred Stock” means the preferred stock, $0.01 par value per share, of Centre.

“Centre Recommendation” has the meaning set forth in Section 5.04(a).

“Centre Regulatory Agreement” has the meaning set forth in Section 3.13.

“Centre Representatives” has the meaning set forth in Section 5.09(a).

“Centre Stock Awards” has the meaning set forth in Section 2.03(c).

“Centre Stock Plans” means all equity plans of Centre or any Subsidiary, each as amended to date.

“Centre Subsequent Determination” has the meaning set forth in Section 5.09(a).

“Centre Tangible Book Value” has the meaning set forth in Section 2.02(b).

“Centre TBRSU” has the meaning set forth in Section 2.03(c).

“Centre Voting Agreement” or “Centre Voting Agreements” have the meaning set forth in the recitals to this Agreement.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of Centre Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Claims Letters” has the meaning set forth in Section 5.19.

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(a).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Controlled Group Members” means any of Centre’s related organizations described in Code Sections 414(b), (c) or (m).

“Conversion Costs” has the meaning set forth in Section 5.25.

“Covered Employees” has the meaning set forth in Section 5.11(a).

“Deferred Payroll Taxes” means any Taxes payable by Centre or any of its Subsidiaries that (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Designated Contracts” has the meaning set forth in Section 5.25.

“Determination Date” has the meaning set forth in Section 7.01(h).

“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.18.

“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).

“Dissenting Shares” has the meaning set forth in Section 2.01(c).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“D&O Insurance” has the meaning set forth in Section 5.10(b).

“Effective Time” has the meaning set forth in Section 1.04(a).

“Enforceability Exception” has the meaning set forth in Section 3.05.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement currently in effect relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” has the meaning set forth in Section 3.15(c).

“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by BFC (which shall be BFC’s transfer agent) to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.08(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(d).

“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or BFC or its Subsidiaries (or their respective successors) or (ii) any Claim brought by BFC or its Subsidiaries (or their respective successors) against any Indemnified Party.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFCRA” means the Families First Coronavirus Response Act, as amended.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Fiduciary Account” has the meaning set forth in Section 3.24.

“Final BFC Market Price” has the meaning set forth in Section 7.01(h).

“Final Closing Statement” has the meaning set forth in Section 2.02(c).

“Final Index Price” has the meaning set forth in Section 7.01(h).

“Financial Statements” has the meaning set forth in Section 3.07(a).

“First National Bank” has the meaning set forth in the recitals to this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” means the holder of record of shares of Centre Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Hovde” has the meaning set forth in Section 3.14.

“Indemnified Party” has the meaning set forth in Section 5.10(b).

“Index Price” has the meaning set forth in Section 7.01(h).

“Index Ratio” has the meaning set forth in Section 7.01(h)(ii)

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Initial Index Price” has the meaning set forth in Section 7.01(h).

“Insurance Policies” has the meaning set forth in Section 3.32(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Interim Financial Statements” has the meaning set forth in Section 3.07(a).

“IRS” means the United States Internal Revenue Service.

“Junior Subordinated Debt” has the meaning set forth in Section 3.03(b).

“Knowledge” means, with respect to Centre, the actual knowledge, of the Persons set forth in Centre Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to BFC, the actual knowledge of the Persons set forth in BFC Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.30(b).

“Letter of Transmittal” has the meaning set forth in Section 2.07.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.22(a).

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Centre and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Centre and BFC operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Centre and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Centre and BFC operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects Centre and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Centre and BFC operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Centre or BFC to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of BFC Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(b).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.01(d).

“Minimum Tangible Book Value” shall mean $83,587,000.

“Mortgage” means with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note.

“Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and any riders thereto.

“Mortgaged Property” means the real property and fixtures encumbered by a Mortgage.

“Mortgagor” means with respect to each Mortgage Loan, the obligor on a Mortgage Note, including any co-borrower, co-maker, co-signor or guarantor, who is obligated under the terms of such Mortgage Note.

“NASDAQ” means the National Market System of The Nasdaq Stock Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Centre and Centre’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.22(a).

“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(x).

“Plan of Merger” has the meaning set forth in Section 1.04(a).

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of Centre relating to the Centre Meeting.

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by BFC in connection with the BFC Common Stock Issuance (including the Proxy Statement-Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approvals” has the meaning set forth in Section 3.06(a).

“Requisite Centre Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of Centre Common Stock entitled to vote thereon at the Centre Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SBA” means the United States Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) related to the foregoing.

“SRO” has the meaning set forth in Section 3.06(a).

“Starting BFC Market Price” has the meaning set forth in Section 7.01(h).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of Centre means, unless the context otherwise requires, any current or former Subsidiary of Centre.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Entity” has the meaning set forth in the recitals to this Agreement.

“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties or other like assessments, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required by a Governmental Authority to be paid or withheld, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements filed or required to be filed with a Taxing Authority in connection with Taxes, including any return of an Affiliate or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax Return.

“Taxing Authority” means any Governmental Authority charged with the determination, collection, or imposition of any Tax or Taxes.

“Terminated Contracts” has the meaning set forth in Section 5.14.

“Termination Costs” has the meaning set forth in Section 5.25.

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Trading Market” means the NASDAQ.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“VWAP” means for any date or period, the volume weighted average price of BFC Common Stock for such date (or the nearest preceding date) or period on the Trading Market as reported by the NSADAQ on its website (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

“WBCL” has the meaning set forth in Section 1.01.

“WDFI-Banking” means the Wisconsin Department of Financial Institutions – Division of Banking.

“WDFI-Corporations” means the Wisconsin Department of Financial Institutions – Division of Corporate and Consumer Services.

“Wealth Management Business” means the trusts, executorships, guardianships, conservatorships and other representative or custodial capacities at First National Bank’s banking and trust offices, as applicable.

“Wisconsin Courts” has the meaning set forth in Section 9.03(b).

Article IX

MISCELLANEOUS

Section 9.01 Survival.

No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.

Section 9.02 Waiver; Amendment.

Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the Centre Meeting no amendment shall be made which by Law requires further approval by the shareholders Centre without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

Section 9.03 Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.

(a)       This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.

(b)       Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Wisconsin (the “Wisconsin Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Wisconsin Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Wisconsin Courts, (iii) waives any objection that the Wisconsin Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

(c)       Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses.

Except as otherwise provided in Section 7.02 and Section 7.04, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05 Notices.

All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt) or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.

(a)       if to BFC, to:

Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn: Michael B. Molepske, Chairman and Chief Executive Officer
E-mail: mmolepske@bankfirst.com

with a copy (which shall not constitute notice to BFC) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn: Mark Kanaly and David Park
E-mail: mark.kanaly@alston.com and david.park@alston.com

(b)       if to Centre, to:

Centre 1 Bancorp, Inc.
345 East Grand Avenue
Beloit, WI 53511
Attn: Steven M. Eldred, Chairman and Chief Executive Officer
E-mail: steveeldredfnb@gmail.com

with a copy (which shall not constitute notice to Centre) to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W Madison Street

Chicago, IL 60606

Attn: John Freechack
E-mail: john.freechack@bfkn.com

Section 9.06 Entire Understanding; No Third-Party Beneficiaries.

This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, BFC and Centre hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, in addition to any other remedy that BFC is entitled to under this Agreement, at law or in equity, to the extent there is a material breach by Centre with respect to any of its representations, warranties or covenants as set forth in this Agreement, BFC shall have the right, in its sole discretion, to determine the amount of such breach or caused by such breach, and reduce the aggregate Merger Consideration by such amount so determined.

Section 9.09 Interpretation.

(a)       When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)       The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)       The Centre Disclosure Schedule and the BFC Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)       Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e)       Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10 Assignment.

No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11 Confidential Supervisory Information.

Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.6, or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure.

Section 9.12 Counterparts.

This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK FIRST CORPORATION

By:	/s/ Michael B. Molepske
Name:	Michael B. Molepske
Title:	Chairman and Chief Executive Officer

CENTRE 1 BANCORP, INC.

By:	/s/ Steven M. Eldred
Name:	Steven M. Eldred
Title:	Chairman and Chief Executive Officer

EXHIBIT A

FORM OF CENTRE VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of July 17, 2025, by and between the undersigned holder (“Shareholder”) of common stock of Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BFC and Centre are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Centre will merge with and into BFC, with BFC as the surviving entity, and (ii) The First National Bank and Trust Company (“First National Bank”), a national banking association and a direct wholly owned subsidiary of Centre, will merge with and into Bank First, N.A. (“Bank First”), a national banking association and a direct wholly owned subsidiary of BFC, with Bank First as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of Centre Common Stock immediately prior to the Effective Time (apart from the Dissenting Shares and the Centre Cancelled Shares) will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock;

WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Centre Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of Centre Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of Centre Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, BFC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by BFC in connection therewith, Shareholder and BFC agree as follows:

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Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Centre, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BFC, Shareholder shall:

(a)       appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)       vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Centre and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Centre contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Centre, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Inconsistent Agreements. Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.

Section 3. No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) receipt of the Requisite Centre Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as BFC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void. As promptly as practicable following the date hereof, Shareholder shall notify Centre’s transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares; provided, that any such stop transfer order and notice will immediately be withdrawn and terminated by the Shareholder following the termination of this Agreement in accordance with Section 7.

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Section 4. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with BFC as follows:

(a)       Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)       This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BFC, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)       The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)       Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of Centre other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.

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Section 5. No Solicitation and Non-Disparagement. From and after the date hereof until the termination of this Agreement pursuant to Section 7, Shareholder, in his, her or its capacity as a shareholder of Centre, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) except in his capacity as a director or officer of Centre and under circumstances for which such actions are permitted for Centre under the Merger Agreement, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than BFC) any information or data with respect to Centre or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Centre’s shareholders with respect to an Acquisition Proposal, or (f) make publish or communicate any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to Centre, BFC, Bank First, First National Bank or their products, customers, suppliers, licensees, licensors, franchisees, or employees.

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to BFC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BFC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BFC has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BFC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BFC shall have the right to inform any third party that BFC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BFC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BFC set forth in this Agreement may give rise to claims by BFC against such third party.

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Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 8. Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 9. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 10. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Centre and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of Centre, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of Centre, if applicable.

Section 12. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.

Section 13. Jurisdiction. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

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Section 14. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

Section 15. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at BFC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against BFC, Bank First, Centre, First National Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 16. Disclosure. Shareholder hereby authorizes Centre and BFC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that BFC shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.

Section 17. Ownership. Nothing in this Agreement shall be construed to give BFC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in BFC any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and BFC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Centre or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

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Section 18. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANK FIRST CORPORATION

By:	_________________________________
Name:	Michael B. Molepske
Title:	Chairman and Chief Executive Officer

SHAREHOLDER

__________________________________________

Total Number of Shares of Centre Common Stock Subject to this Agreement:

__________________________________________

[Signature Page to Centre Voting Agreement]

EXHIBIT B

FORM OF BANK PLAN OF MERGER AND MERGER AGREEMENT

PLAN OF MERGER AND MERGER AGREEMENT

THE FIRST NATIONAL BANK AND TRUST COMPANY

with and into

BANK FIRST, N.A.

under the charter of

BANK FIRST, N.A.

under the title of

“BANK FIRST, N.A.”

(“Resulting Bank”)

THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of July 17, 2025, by and between Bank First, N.A. (“Bank First”), a national banking association, with its main office located at 402 North 8th Street, Manitowoc, WI 54220, and The First National Bank and Trust Company, a national banking association, with its main office located at 345 East Grand Avenue, Beloit, WI 53511 (“First National Bank,” and together with Bank First, the “Banks”).

WHEREAS, at least a majority of the entire Board of Directors of Bank First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of First National Bank has approved this Agreement and authorized its execution in accordance with the Act;

WHEREAS, Bank First Corporation (“BFC”), which owns all of the outstanding shares of capital stock of Bank First, and Centre 1 Bancorp, Inc. (“Centre”), which owns all of the outstanding shares of capital stock of First National Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of Centre with and into BFC, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);

WHEREAS, BFC, as the sole shareholder of Bank First, and Centre, as the sole shareholder of First National Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of First National Bank with and into Bank First, with Bank First being the surviving bank (“Resulting Bank”) of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), First National Bank shall be merged with and into Bank First. Bank First shall continue its existence as the Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of First National Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “Bank First, N.A.” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 402 North 8th Street, Manitowoc, WI 54220, as well as at its legally established branches and at the banking offices of First National Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of Bank First).

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Bank First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of First National Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description of each of First National Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Bank First and First National Bank at the Effective Time.

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SECTION 7

At the Effective Time, each outstanding share of common stock of First National Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of First National Bank shall, at the Effective Time, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of Bank First’s common stock shall continue to remain outstanding shares of Bank First’s common stock, all of which shall continue to be owned by BFC.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of Bank First as of the Effective Time, except that Bank First shall take all actions necessary to increase the size of its Board of Directors by one (1) and appoint Steven M. Eldred as a director of Bank First. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Bank First as of the Effective Time. Such directors and officers shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:

a)	The Holding Company Merger shall have closed and become effective.

b)	The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

c)	The Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11

Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.

SECTION 12

Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of Bank First as in effect immediately prior to the Effective Time.

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SECTION 13

This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 14

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

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IN WITNESS WHEREOF, First National Bank and Bank First have entered into this Agreement as of the date first set forth above.

THE FIRST NATIONAL BANK AND TRUST COMPANY

By:	________________________________
Name: Donald A. O’Day
Title: President and Chief Executive Officer

BANK FIRST, N.A.

By:	_________________________________
Name: Michael B. Molepske
Title: Chairman and Chief Executive Officer

[Signature Page to Bank Plan of Merger and Merger Agreement]

EXHIBIT A

Banking Offices of the Resulting Bank

[To be completed prior to filing.]

EXHIBIT C

FORM OF DIRECTOR NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of July 17, 2025, by and between the undersigned, an individual resident of the State of Wisconsin (“Director”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BFC and Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Centre will merge with and into BFC, with BFC as the surviving entity, and (ii) The First National Bank and Trust Company, a national banking association and a direct wholly owned subsidiary of Centre (“First National Bank”), will merge with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), with Bank First as the surviving bank (collectively, the “Merger”);

WHEREAS, Director is a shareholder of Centre and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Centre Common Stock held by Director;

WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of Centre or First National Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, BFC and Bank First will succeed to all of the Confidential Information and Trade Secrets, for which BFC as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of Centre and First National Bank, including Director, enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BFC and Director, each intending to be legally bound, covenant and agree as follows:

Section 1. Restrictive Covenants.

(a)       Director acknowledges that (i) BFC has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

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(b)       Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with BFC as follows:

(i)       From and after the Effective Time, Director shall maintain in strict confidence and shall not, directly or indirectly, disclose, use or permit the use of any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide BFC with prompt notice of such requirement prior to the disclosure so that BFC may waive the requirements of this Agreement or seek an appropriate protective order at BFC’s sole expense; however, Director will cooperate fully with BFC in seeking such protective measures; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed, and Director shall use its reasonable best efforts to ensure that such disclosed Confidential Information is accorded confidential treatment.

(ii)       Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of BFC, Bank First, Centre or First National Bank (each a “Protected Party”), including actively sought prospective customers of First National Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party. This restriction shall apply regardless of whether the customer relationship was established prior to or after the Effective Time.

(iii)       Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv)       For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

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(c)       For purposes of this Section 1, the following terms shall be defined as set forth below:

(i)       “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.

(ii)       “Confidential Information” means data and information:

(A)       relating to the business of Centre and its Subsidiaries, including First National Bank, regardless of whether the data or information constitutes a Trade Secret;

(B)       disclosed to Director or of which Director became aware as a consequence of Director’s relationship with Centre and/or First National Bank;

(C)       having value to Centre and/or First National Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, BFC and/or Bank First; and

(D)       not generally known to competitors of Centre or BFC (including competitors to First National Bank or Bank First).

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from Centre or BFC, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii)       “Restricted Territory” means each county in Wisconsin where First National Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.

(iv)       “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A)       derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

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(B)       is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)       Director acknowledges that irreparable loss and injury would result to BFC upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BFC may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

Section 2. Term and Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement and (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until two (2) years after the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 3. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to BFC:	Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn: Michael B. Molepske,
Chairman and CEO
E-mail: mmolepske@bankfirst.com

If to Director:	The address of Director’s principal residence as it appears in Centre’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to BFC.

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Section 4. Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

Section 5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and BFC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 6. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 7. Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 8. Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

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Section 9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANK FIRST CORPORATION

By:
Name:	Michael B. Molepske
Title:	Chairman and Chief Executive Officer

DIRECTOR

Printed name:

Signature Page – Non-Competition and Non-Disclosure Agreement

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.
2.	The provision of private equity/venture capital financing by Director to any Person.
3.	The provision of accounting services by Director to any Person.
4.	The ownership of 5% or less of any class of securities of any Person.
5.	Obtaining banking-related services or products for entities owned or controlled by the Director.

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EXHIBIT D

FORM OF CLAIMS LETTER

July 17, 2025

Bank First Corporation

402 North 8th Street

Manitowoc, WI 54220

Ladies and Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of July 17, 2025 (the “Merger Agreement”), by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre”).

Concerning any claims which the undersigned may have against Centre or any of its subsidiaries, including The First National Bank and Trust Company (each, a “Centre Entity”), in his or her capacity as an officer, director, employee or shareholder of any Centre Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2. Release of Certain Claims.

(a)       The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each Centre Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director employee or shareholder of any Centre Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to BFC on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)       For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)       any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any Centre Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and First National Bank, (B) Claims as a depositor under any deposit account with First National Bank, (C) Claims as the holder of any Certificate of Deposit issued by First National Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any Centre Entity; (E) Claims in his or her capacity as a shareholder of Centre, and (F) Claims as a holder of any check issued by any other depositor of First National Bank;

(ii)        the Claims excluded in Section 2(a)(i) above;

(iii)       any Claims that the undersigned may have under the Merger Agreement;

(iv)       any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any Centre Entity, under Wisconsin law or the Merger Agreement; or

(v)       any rights or Claims listed on Schedule I to this Agreement.

Section 3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

Section 4. Miscellaneous.

(a)       This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.

(b)       This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)       This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(d)       This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

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(e)       The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f)       This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(g)       If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(h)       Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

(i)       Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

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Sincerely,

Signature of Director

Name of Director

Signature Page – Claims Letter

On behalf of Bank First Corporation, I hereby acknowledge receipt of this letter as of this 17th day of July, 2025.

BANK FIRST CORPORATION

By:
Name:	Michael B. Molepske
Title:	Chairman and Chief Executive Officer

Signature Page – Claims Letter

Schedule I

Additional Excluded Claims

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